UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2014

Monogram Residential Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36750	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5800 Granite Parkway, Suite 1000

Plano, Texas

75024

(Address of principal executive offices)

(Zip Code)

(469) 250-5500

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

Monogram Residential Trust, Inc. (NYSE: MORE) (“Monogram” or the “Company”) announced today the final results of its modified “Dutch Auction” tender offer to purchase for cash up to $100,000,000 in value of shares of its common stock, par value $0.0001 per share (the “Common Stock”) from its stockholders, which expired at 11:59 p.m., New York City time, on December 19, 2014. Morgan Stanley & Co. LLC acted as the dealer manager for the tender offer.

Based on the final count by Computershare Trust Company, N.A., the paying agent and depositary for the tender offer, a total of 2,394,206 shares of Common Stock were properly tendered and not properly withdrawn at or below the final purchase price of $9.25 per share.

In accordance with the terms and conditions of the tender offer, and based on the final count by the paying agent and depositary, Monogram will accept for purchase 2,394,206 shares of Common Stock properly tendered and not properly withdrawn prior to the expiration of the tender offer at a purchase price of $9.25 per share, for an aggregate cost of approximately $22.1 million, excluding fees and expenses relating to the tender offer.

Payment for the shares of Common Stock accepted for purchase under the tender offer will occur promptly, in accordance with applicable law.

Based on this final count, the 2,394,206 shares of Common Stock to be accepted for purchase in the tender offer represent approximately 1.4% of Monogram’s currently issued and outstanding shares of Common Stock. Upon settlement of the tender offer, Monogram will have approximately 166,467,726 shares of Common Stock outstanding.

The press release announcing the final results of the tender offer is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release dated December 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOGRAM RESIDENTIAL TRUST, INC.
(Registrant)

December 29, 2014	/s/ DANIEL J. ROSENBERG
Daniel J. Rosenberg
Senior Vice President, General Counsel and Secretary